John H. Lively
The Law Offices of John H. Lively & Associates, Inc.
A Member Firm of The 1940 Act Law GroupTM
2041 West 141st Terrace, Suite 119
Leawood, KS  66224
Phone: 913.660.0778   Fax: 913.660.9157
 john.lively@1940actlawgroup.com

November 29, 2011

World Funds Trust
8730 Stony Point Parkway, Suite 205
Richmond, VA 23235

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Service Providers” in the Statement of Additional Information for the Sherwood Forest Alternative Fund, a series portfolio of the World Funds Trust (the “Trust”), which is included in Post-Effective Amendment No. 30 to  the Registration Statement under the Securities Act of 1933, as amended (No. 333-148723), and Amendment No. 33 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-22172), on Form N-1A of the Trust.

Sincerely,

/s/ John H. Lively

The Law Offices of John H. Lively & Associates, Inc.